Exhibit 3(c)

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
TEXAS INSTRUMENTS INCORPORATED

TEXAS INSTRUMENTS INCORPORATED, a corporation organized and
existing under and by virtue of the General Corporation Law of the State of
Delaware,

DOES HEREBY CERTIFY:

FIRST: That the first sentence of Article Fourth of the Restated
Certificate of Incorporation as heretofore amended is hereby amended to read as follows:

"The total number of shares of all classes of stock which the
Company shall have authority to issue is Three Hundred Ten Million
(310,000,000) shares, of which Ten Million (10,000,000) shall be
Preferred Stock with a par value of $25.00 per share, and Three
Hundred Million (300,000,000) shall be Common Stock with a par value of $1.00 per share."

SECOND: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State
of Delaware.

IN WITNESS WHEREOF, TEXAS INSTRUMENTS INCORPORATED has caused this
Certificate to be signed by Jerry R. Junkins, its President, and attested by
Richard J. Agnich, its Secretary, this 21st day of April, 1988.

TEXAS INSTRUMENTS INCORPORATED

By: /s/ JERRY R. JUNKINS
--------------------
Title: President